UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2015

PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-1687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania		15272
(Address of principal executive offices)		(Zip Code)

(412) 434-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On December 18, 2015, PPG Industries, Inc. (the “Company”) entered into a Five-Year Credit Agreement, among the Company; the several banks and financial institutions party thereto; JPMorgan Chase Bank, N.A., as administrative agent; The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citibank, N.A. and PNC Bank, National Association, as co-syndication agents; and J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp., Citigroup Global Markets Inc., and PNC Capital Markets LLC, as co-lead arrangers and co-bookrunners (the “Credit Agreement”). The Credit Agreement replaces the Company’s existing Five Year Credit Agreement dated as of September 12, 2012. The Credit Agreement provides for a $1.8 billion unsecured revolving credit facility. The Company has the ability to increase the size of the Credit Agreement by up to an additional $500 million, subject to the receipt of lender commitments and other conditions precedent. The Credit Agreement will terminate and all amounts outstanding thereunder will be due and payable on December 18, 2020, although under circumstances specified in the Credit Agreement and subject to the lenders’ approval, the Company may make two requests to extend such termination date for up to two additional one year periods with respect to the approval of the lenders which elect to remain lenders during the period of such extensions. Existing lenders may elect to increase their commitment amounts and new lenders may be added under certain circumstances to replace the commitments of lenders who do not agree to extension requests. The Company has the right, subject to certain conditions set forth in the Credit Agreement, to designate certain subsidiaries of the Company as borrowers under the Credit Agreement. In connection with any such designation, the Company is required to guarantee the obligations of any such subsidiaries under the Credit Agreement.
Borrowings under the Credit Agreement may be made in U.S. Dollars or in Euros. The Credit Agreement provides that loans denominated in U.S. Dollars will bear interest at rates based, at the Company’s option, on either (a) the Eurocurrency Rate, as defined in the Credit Agreement, plus a margin based on the Company Credit Rating (as defined below), with maximum and minimum margins ranging from 0.750% to 1.250% per annum, or (b) the Base Rate, as defined in the Credit Agreement, plus a margin equal to the margin on loans under the Eurocurrency Rate less 1.000% (with the resulting margin not less than 0.000%), ranging from 0.000% to 0.250% per annum based on the Company Credit Rating. For loans denominated in Euros, loans will bear interest at rates based on the Eurocurrency Rate plus a margin based on the Company Credit Rating, with maximum and minimum margins ranging from 0.750% to 1.250% per annum. Additionally, the Credit Agreement contains a Commitment Fee, as defined in the Credit Agreement, on the amount of unused commitments under the Credit Agreement ranging from 0.060% to 0.150% per annum depending on the Company Credit Rating. The interest rate margins and the Commitment Fee will be determined with reference to the pricing grid set forth in the Credit Agreement referencing the ratings established by Standard & Poor’s, a division of McGraw-Hill Financial Inc., and Moody’s Investor Service Inc. for the Company’s non-credit enhanced, long-term, senior, unsecured debt (the “Company Credit Rating”).
The Credit Agreement contains usual and customary restrictive covenants for facilities of its type, which include, with specified exceptions, limitations on the Company’s ability to create liens or other encumbrances, to enter into sale and leaseback transactions and to enter into consolidations, mergers or transfers of all or substantially all of its assets. The Credit Agreement also requires the Company to maintain a ratio of Total Indebtedness to Total Capitalization, as defined in the Credit Agreement, of 60% or less.
The Credit Agreement contains, among other things, customary events of default that would permit the lenders to accelerate the loans, including the failure to make timely payments when due under the Credit Agreement or other material indebtedness, the failure to satisfy covenants contained in the Credit Agreement, a change in control of the Company and specified events of bankruptcy and insolvency.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by the terms and provisions of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.
On December 18, 2015, in connection with the entry into the Credit Agreement, the Company terminated its $1.2 billion Credit Facility, dated as of September 12, 2012, among the Company; the several banks and financial institutions party thereto; JPMorgan Chase Bank, N.A., as administrative agent; The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citigroup Global Markets Inc. and PNC National Bank, National Association, as co-syndication agents; and J.P. Morgan Securities LLC, the Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and PNC Capital Markets LLC, as co-lead arrangers and co-book runners.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The description of the terms of the Credit Agreement set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1
Five-Year Credit Agreement dated as of December 18, 2015 among PPG Industries, Inc.; the several banks and financial institutions party thereto; JPMorgan Chase Bank, N.A., as administrative agent; The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citibank, N.A. and PNC Bank, National Association, as co-syndication agents; and J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp., Citigroup Global Markets Inc., and PNC Capital Markets LLC, as co-lead arrangers and co-bookrunners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG INDUSTRIES, INC.
(Registrant)

Date: December 22, 2015	/s/ Frank S. Sklarsky
Frank S. Sklarsky
Executive Vice President and Chief Financial Officer